Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Hancock Jaffe Laboratories, Inc. on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 13, 2018, with respect to our audits of the financial statements of Hancock Jaffe Laboratories, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 appearing in the Company’s Form S-1 Amendment No. 7 [FILE No. 333-220372] of Hancock Jaffe Laboratories, Inc.

/s/ Marcum llp

Marcum llp

New York NY

June 12, 2018